Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Limbach Holdings, Inc.

Pittsburgh, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 21, 2016, relating to the financial statements of 1347 Capital Corp. appearing in 1347 Capital Corp.’s Annual Report on Form 10-K for the year ended December 31, 2015. Our report contains an explanatory paragraph regarding 1347 Capital Corp.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Grand Rapids, Michigan

September 15, 2016